The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-161379

SUBJECT TO COMPLETION, DATED MARCH 7, 2011

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 14, 2009)

Southern California Edison Company

             Shares

Series D Preference Stock

(Cumulative, $100 Liquidation Value)

We are offering              shares of our Series D Preference Stock, which we refer to as the “shares.”

When, as, and if declared by our board of directors, dividends on the shares will be payable quarterly on             ,             ,             and              of each year, beginning             , 2011, at a rate per annum equal to             %. Dividends on the shares are cumulative from the date of issue.

At any time, or from time to time, on or after             , 2016 we may, at our option, in whole or in part, redeem the shares at a price of $100 per share plus accrued and unpaid dividends, if any. The shares will rank equally with other series of our preference stock, junior to our cumulative preferred stock and senior to our common stock. As long as any shares are outstanding, we do not intend to issue any shares of capital stock ranking senior to the shares with respect to payment of dividends and distribution of our assets upon our liquidation, dissolution or winding up. The shares will not have any voting rights, except as set forth under “Certain Terms of the Shares—Voting Rights.”

Investing in the shares involves risks. See “Risk Factors” beginning on page S-6.

We will not apply to list the shares on any securities exchange or to include the shares in any automated quotation system.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price(1)	$	$
Underwriting discounts and commissions	$	$
Proceeds to us before expenses	$	$

(1)	Plus accrued dividends, if any, from March , 2011.

The underwriters expect that the shares will be delivered in global form through the book-entry delivery system of The Depository Trust Company on or about March     , 2011.

Joint Book-Running Managers

Citi	Goldman, Sachs & Co.	J.P. Morgan

Loop Capital Markets	Ramirez & Co., Inc.

March     , 2011

FOR NEW HAMPSHIRE RESIDENTS ONLY: NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

We are responsible for the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. Neither we nor the underwriters are making an offer to sell the shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the shares we are offering and certain other matters about us and our financial condition. The second part, the base prospectus, provides general information about the preference stock and other securities that we may offer from time to time, some of which may not apply to the shares we are offering hereby. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the shares varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

References in this prospectus to “Southern California Edison,” “we,” “us,” and “our” mean Southern California Edison Company, a California corporation. In this prospectus, we refer to the shares of Series D Preference Stock which are offered hereby as the “shares.” We refer to our cumulative preferred stock as “preferred stock.” We refer to our preferred stock and preference stock together as “preferred equity.”

FORWARD-LOOKING STATEMENTS

This prospectus and the documents they incorporate by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our current expectations and projections about future events based on our knowledge of present facts and circumstances and assumptions about future events and include any statement that does not directly relate to a historical or current fact. In this prospectus and elsewhere, the words “expects,” “believes,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “probable,” “may,” “will,” “could,” “would,” “should,” and variations of such words and similar expressions, or discussions of strategy or of plans, are intended to identify forward-looking statements. Such statements necessarily involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Some of the risks, uncertainties and other important factors that could cause results to differ from those currently expected, or that otherwise could impact us, include, but are not limited to:

•	our ability to recover costs in a timely manner from our customers through regulated rates;

•	decisions and other actions by the California Public Utilities Commission, the Federal Energy Regulatory Commission and other regulatory authorities, and delays in regulatory actions;

•

risks associated with operating nuclear and other power generating facilities, including operating risks; nuclear fuel storage issues; failure, availability, efficiency, output, cost of repairs and retrofits, in each case of equipment; and availability and cost of spare parts;

•

environmental laws and regulations, both at the state and federal levels, or changes in the application of those laws, that could require additional expenditures or otherwise affect the cost and manner of doing business;

•	the cost of capital and the ability to borrow funds and access capital markets on reasonable terms;

•

the cost and availability of electricity including the ability to procure sufficient resources to meet expected customer needs in the event of significant counterparty defaults under power-purchase agreements;

•	changes in the fair value of investments and other assets;

•	changes in interest rates and rates of inflation, including those rates which may be adjusted by public utility regulators;

•

governmental, statutory, regulatory or administrative changes or initiatives affecting the electricity industry, including the market structure rules applicable to each market and price mitigation strategies adopted by Independent System Operators and Regional Transmission Organizations;

•

availability and creditworthiness of counterparties and the resulting effects on liquidity in the power and fuel markets and/or the ability of counterparties to pay amounts owed in excess of collateral provided in support of their obligations;

•	the cost and availability of labor, equipment and materials;

•	our ability to obtain sufficient insurance, including insurance relating to our nuclear facilities and wildfire-related liability, and to recover the costs of such insurance;

•	our ability to recover uninsured losses in connection with wildfire-related liability;

•	effects of legal proceedings, changes in or interpretations of tax laws, rates or policies, and changes in accounting standards;

•	potential for penalties or disallowances caused by non-compliance with applicable laws and regulations;

•

the cost and availability of coal, natural gas, fuel oil, and nuclear fuel, and related transportation to the extent not recovered through regulated rate cost escalation provisions or balancing accounts;

•	the cost and availability of emission credits or allowances for emission credits;

•	transmission congestion in and to each market area and the resulting differences in prices between delivery points;

•	our ability to provide sufficient collateral in support of hedging activities and power and fuel purchased;

•	weather conditions and natural disasters;

•

the risks inherent in the development of generation projects and transmission and distribution infrastructure replacement and expansion including those related to project site identification, construction, permitting, and governmental approvals; and

•	risks that competing transmission systems will be built by merchant transmission providers in SCE’s territory.

Additional information about risks and uncertainties, including more detail about the factors described above, is included in our Annual Report on Form 10-K for the year ended December 31, 2010. Forward-looking statements speak only as of the date they are made and we are not obligated to publicly update or revise forward-looking statements.

SUMMARY

The following summary is qualified in its entirety by and should be read together with the more detailed information and audited financial statements, including the related notes, contained or incorporated by reference in this prospectus.

Southern California Edison Company

Southern California Edison is an investor-owned electric utility company primarily engaged in the business of supplying electricity to a 50,000 square mile service area in coastal, central, and southern California, excluding the City of Los Angeles and certain other cities. We own and operate transmission and distribution facilities and hydroelectric, coal, natural gas, and nuclear power plants for the purpose of serving our customers’ electricity needs. In addition to power provided from our own generating resources, we procure power from a variety of sources including other utilities, merchant generators, and other non-utility generators. Based in Rosemead, California, Southern California Edison was incorporated in California in 1909, and had assets of $35.9 billion as of December 31, 2010.

Southern California Edison is a subsidiary of Edison International, a holding company with subsidiaries involved in both electric utility and non-electric utility businesses. The mailing address and telephone number of our principal executive offices are P.O. Box 800, Rosemead, CA 91770 and (626) 302-1212.

The Offering

Issuer	Southern California Edison Company, a California corporation.

Securities Offered	shares of Series D Preference Stock (Cumulative, $100 Liquidation Value).

Ranking	The shares will rank equally with other series of preference stock, junior to our preferred stock and senior to our common stock.

Dividends	When, as, and if declared by our board of directors, dividends on the shares will be payable quarterly on , , and of each year, beginning , 2011, at a rate per annum equal to %. Dividends on the shares are cumulative from the date of issue.

Liquidation Preference	If we liquidate, dissolve or wind up, then the holders of the shares outstanding at such time will be entitled to receive $100 per share, plus an amount equal to accrued and unpaid dividends, if any, before any distribution of assets is made to holders of our common stock.

Redemption	We may not redeem the shares prior to , 2016. At any time, or from time to time, on or after , 2016, we may, at our option, redeem the shares, in whole or in part, at a price of $100 per share plus accrued and unpaid dividends to the redemption date, if any; provided, however, that any redemption that would reduce the principal amount of the shares outstanding to $50 million or less in the aggregate would be restricted to a redemption in whole only. There will be no sinking fund for the redemption or purchase of the shares. Holders of the shares will have no right to require the redemption of the shares.

Maturity	The shares do not have any maturity date, and we are not required to redeem the shares. In addition, we are not required to set aside funds to redeem the shares. Accordingly, the shares will remain outstanding indefinitely unless we decide to redeem them.

Voting Rights	Holders of the shares will only be entitled to the voting rights provided in the certificate of determination of preferences establishing our Series D Preference Stock and as required by California law. See “Certain Terms of the Shares—Voting Rights.”

Issuance of Senior Shares	As long as any shares are outstanding, we do not intend to issue any shares of capital stock ranking senior to the shares with respect to payment of dividends and distribution of our assets upon our liquidation, dissolution or winding up.

No Conversion Rights	The shares will not be convertible into shares of any other class or series of our capital stock or any other security.

Use of Proceeds	We intend to use the net proceeds from the sale of the shares for general corporate purposes.

Listing	The shares will not be listed on any securities exchange or included in any quotation system.

Tax Treatment	The shares are generally eligible for the dividend-received deduction (DRD) as long as we have current or accumulated earnings and profits, subject to applicable limitations. Each investor should consult its tax advisor regarding the availability of the DRD in the light of its particular circumstances.

Transfer Agent, Registrar and Paying Agent	Wells Fargo Bank, N.A.

RISK FACTORS

Investing in the shares involves risk. You should be aware of and carefully consider the following risk factors and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2010. You should also read and consider all of the other information provided or incorporated by reference in this prospectus supplement and the related base prospectus before deciding whether or not to purchase any of the shares. See “Forward-Looking Statements” in this prospectus supplement and “Where You Can Find More Information” in the base prospectus.

You may be unable to sell your shares if a trading market for the shares does not develop.

The shares will be new securities for which there is currently no established trading market, and none may develop. We do not intend to apply for listing of the shares on any securities exchange or for quotation on any automated dealer quotation system. The liquidity of any market for the shares will depend on the number of holders of the shares, the interest of securities dealers in making a market in the shares, and other factors. Accordingly, we cannot assure you as to the development or liquidity of any market for the shares. If an active trading market does not develop, the market price and liquidity of the shares may be adversely affected. If the shares are traded, they may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar securities, general economic conditions, our performance and business prospects, and certain other factors.

Holders of the shares have limited voting rights.

The holders of the shares will not possess any voting rights, except in certain limited circumstances. Accordingly, the shares may have no voting rights with respect to certain matters upon which a holder of our common stock or preferred stock may be entitled to vote. See “Certain Terms of the Shares—Voting Rights.”

The shares are subordinated to our outstanding indebtedness and to our outstanding shares of preferred stock.

The holders of indebtedness and the holders of our shares of preferred stock will have prior rights with respect to any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of Southern California Edison. This may have the effect of reducing the amount of proceeds in connection with any insolvency, liquidation, reorganization or other winding up of Southern California Edison paid to you as a holder of the shares. In addition, the shares of preferred stock will have prior rights with respect to the payment of dividends.

Rating agencies may change rating methodologies.

The rating agencies that currently or may in the future publish a rating for Southern California Edison or the shares may from time to time in the future change the methodologies that they use for analyzing securities with features similar to the shares. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the shares, which is sometimes called “notching.” If the rating agencies change their practices for rating these securities in the future, and the ratings of the shares are subsequently lowered or “notched” further, the trading price of the shares could be negatively affected.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the shares for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED EQUITY DIVIDENDS

The information in this section adds to the information in the “Ratio of Earnings to Fixed Charges and Preferred Equity Dividends” section of the accompanying base prospectus, and you should read these two sections together. The following table sets forth the ratio of earnings to fixed charges and preferred equity dividends, and the ratio of earnings to fixed charges, in each case for the twelve-month periods ended December 31, 2009 and 2010.

	Year Ended December 31,
	2009	2010
Ratio of Earnings to Combined Fixed Charges and Preferred Equity Dividends	3.71	3.57
Ratio of Earnings to Fixed Charges	4.30	4.10

CERTAIN TERMS OF THE SHARES

The following description of the particular terms of the shares supplements the description of the general terms and provisions of the preference stock in the accompanying prospectus. The following description is a summary and it does not describe every aspect of the shares. Our restated articles of incorporation and a certificate of determination of preferences relating to the shares, which have been or will be filed as an exhibit to the registration statement of which this prospectus supplement is a part and which is incorporated by reference in this prospectus supplement, contain the full legal text of the matters described in this section. This summary is qualified by the restated articles of incorporation and the certificate of determination relating to the shares. Therefore, you should read carefully the detailed provisions of the restated articles of incorporation, as amended, and the certificate of determination relating to the shares.

Dividends

Dividends on the shares will be payable when, as, and if declared by our board of directors out of funds legally available, at a rate per annum equal to     %.

Dividends on the shares will be payable quarterly on             ,             ,             and             of each year, beginning             , 2011, when, as and if declared by our board of directors. If any of those dates is not a business day, then dividends will be payable on the next succeeding business day. The amount of dividends payable for the initial dividend period and any period shorter than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in the period.

Dividends on the shares are cumulative from the date of issue.

The shares will rank senior to our common stock with respect to the payment of dividends to the extent provided in the certificate of determination. As a result, unless dividends have been declared and paid or set apart on the shares for the then-current quarterly dividend period and all past quarterly dividend periods, no dividend may be declared or paid or set apart for payment on our common stock (or on any of our other equity securities that we may issue in the future ranking, as to the payment of dividends, junior to the shares), other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, our common stock or any of our other stock ranking junior to the shares as to the payment of dividends and the distribution of assets upon our dissolution, liquidation or winding up.

Our board of directors, or a duly authorized committee thereof, may, in its discretion, choose to pay dividends on the shares without the payment of any dividends on our common stock (or any of our other stock ranking, as to the payment of dividends, junior to the shares). No dividends may be declared or paid or set apart for payment on any shares if at the same time any arrears exist or default exists in the payment of dividends on any outstanding series of our preferred stock.

Ranking

The shares will rank junior to our preferred stock with respect to payment of dividends and distribution of our assets upon our liquidation, dissolution or winding up. We currently have 4,800,198 shares ($120 million aggregate par value) of cumulative preferred stock outstanding.

The shares will rank senior to our common stock, and to any other of our equity securities that we may issue in the future that by their terms rank junior to the shares, with respect to payment of dividends and distribution of our assets upon our liquidation, dissolution or winding up.

The shares will rank equally with any other shares of preference stock and with any of our other equity securities that we may issue in the future, the terms of which provide that such shares or securities will rank equally with respect to payment of dividends and distribution of our assets upon our liquidation, dissolution or winding up.

Redemption

We may not redeem the shares prior to             , 2016. At any time or from time to time on or after             , 2016 we may, at our option, redeem the shares, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at a price of $100 per share plus accrued and unpaid dividends to the redemption date, if any; provided, however, that any redemption that would reduce the principal amount of the shares outstanding to $50 million or less in the aggregate would be restricted to a redemption in whole only. If we choose to redeem less than all the shares, we will either determine the shares to be redeemed by lot or pro rata. Once proper notice has been given, from and after the redemption date, dividends on the shares called for redemption will cease to accrue and such shares called for redemption will no longer be deemed outstanding, and all rights of the holders thereof will cease.

There will be no sinking fund for the redemption or purchase of the shares. Holders of the shares will have no right to require the redemption of the shares.

Voting Rights

The shares will have no voting rights except as set forth below or as otherwise provided by California law.

The holders of the shares are entitled to vote as a separate class with any other outstanding series of preference stock, or as series within the class, on certain matters affecting their interests. The affirmative vote or written consent of the holders of at least a majority of the shares of the affected class or series is required to:

•	amend the articles of incorporation to adversely change certain basic terms of the shares with respect to dividends, redemption, liquidation, conversion, voting or priority; or

•

authorize, create or increase in amount any class of stock ranking senior to the shares with respect to payment of dividends and distribution of our assets upon our liquidation, dissolution or winding up.

However, such vote or consent of the holders of preference stock will not be required if, at or prior to the time when any of the actions mentioned above takes place, all of the preference stock the consent of which would otherwise be required is redeemed in accordance with the articles of incorporation. On matters requiring their consent, holders of the shares will be entitled to one vote per share.

We may create and issue a new series of preference stock, or create a new class of shares that ranks equally with the shares with respect to payment of dividends and distribution of our assets upon our liquidation, dissolution or winding up, without the consent of the holders of the shares. We may in the future seek to increase the number of authorized shares of preference stock, which would require the affirmative vote or written consent of at least a majority of the outstanding shares of preference stock.

Maturity

The shares do not have a maturity date, and we are not required to redeem the shares. In addition, we are not required to set aside funds to redeem the shares. Accordingly, the shares will remain outstanding indefinitely unless we decide to redeem them.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our company, each holder of the shares will be entitled to payment, out of our assets available for distribution to the holders of preference stock following the satisfaction of all claims ranking senior to the shares, of an amount equal to the $100 liquidation preference per share held by that holder. In addition, such holder will be entitled to payment of an amount equal to all accrued and unpaid dividends, if any, on those shares to, but excluding, the date of liquidation, dissolution or winding up. The holders of the shares are entitled to these payments before any distribution is made on any junior stock, including our common stock. After payment in full of the liquidation preference and the amount equal to all accrued and unpaid dividends to which holders of the shares are entitled, the holders will not be entitled to any further participation in any distribution of our assets.

If upon any voluntary or involuntary liquidation, dissolution or winding up of our company, the amounts payable with respect to the shares and any other outstanding series of preference stock ranking on a parity with the shares are not paid in full, then the holders of the shares and the holders of the parity stock will share equally and ratably in any distribution of our assets in proportion to the full distributable amounts to which each such holder is entitled. The shares will rank junior to 4,800,198 shares ($120 million aggregate par value) of our cumulative preferred stock, which have a liquidation preference equal to $25 per share plus an amount equal to all accrued and unpaid dividends to the date of liquidation.

Neither the sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of our property or assets nor the consolidation, merger or amalgamation of our company with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into our company will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of our company.

Issuance of Senior Shares

As long as any shares are outstanding, we do not intend to issue any shares of capital stock ranking senior to the shares with respect to payment of dividends and distribution of our assets upon our liquidation, dissolution or winding up.

Conversion Rights

The shares will not be convertible into shares of any other class or series of our capital stock or any other security.

No Sinking Fund

There will be no provisions for any maintenance or sinking funds for any of the shares.

Transfer Agent, Registrar and Paying Agent

Wells Fargo Bank, N.A. will be the transfer agent, registrar and paying agent for the shares.

Book-Entry, Delivery, and Form

The Depository Trust Company (“DTC”) will act as the initial securities depository for the shares. The shares will be issued only as fully registered securities registered in the name of Cede & Co., DTC’s nominee, or such other name as may be requested by an authorized representative of DTC.

DTC has advised us that: DTC is a limited purpose trust company organized under the New York Banking Law a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 85 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has Standard & Poor’s highest rating: AAA. The DTC rules applicable to its Direct and Indirect Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com.

Purchases of shares under the DTC system must be made by or through Direct Participants, which will receive a credit for the shares on DTC’s records. The ownership interest of each actual purchaser of shares (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners, however, are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the shares are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in shares, except in the event that use of the book-entry system for the shares is discontinued.

To facilitate subsequent transfers, all shares deposited by Direct Participants with DTC is registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of shares with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the shares; DTC’s records reflect only the identity of the Direct Participants to whose accounts such shares are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Redemption notices shall be sent to DTC. If less than all of the shares of shares within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Although voting with respect to the shares is limited, in those cases where a vote is required neither DTC nor Cede & Co. (nor any other DTC nominee) will itself consent or vote with respect to shares, unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the shares are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments on the shares will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or Wells Fargo Bank, N.A., on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, its nominee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants is the responsibility of DTC and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

Except as provided herein, a Beneficial Owner of the shares will not be entitled to receive physical delivery of the shares. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the shares. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the shares.

DTC may discontinue providing its services as securities depositary with respect to the shares at any time by giving us reasonable notice. Under such circumstances, in the event that a successor securities depositary is not obtained, share certificates are required to be printed and delivered to the holders of record. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In that event, certificates for the shares will be printed and delivered to the holders of record.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. We have no responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

UNDERWRITING

Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Loop Capital Markets LLC and Samuel A. Ramirez & Co., Inc. (collectively, the “Representatives”) are acting as joint book-running managers of the offering and representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Loop Capital Markets LLC
Samuel A. Ramirez & Co., Inc.

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares if they purchase any of the shares.

The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer some of the shares to dealers at the public offering price less a concession not to exceed $            per share. The underwriters may allow, and dealers may reallow a concession not to exceed $            on sales to other dealers. After the initial offering of the shares to the public, the representatives may change the public offering price and concessions. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

In connection with the offering, the Representatives, on behalf of the underwriters, may purchase and sell shares in the open market. These transactions may include over-allotment, syndicate covering transactions, and stabilizing transactions. Over-allotment involves syndicate sales of shares in excess of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the shares in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of shares made for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the Representatives, in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering, excluding underwriting discounts and commissions, will be $            .

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and some of their affiliates have performed investment banking, commercial banking and advisory services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of their business. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

We have agreed that, from             , 2011 to the delivery of the shares, we will not, without the prior written consent of the Representatives, offer, sell, contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any shares of preference stock or any securities substantially similar to the shares other than the shares being offered hereby.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

Barbara E. Mathews, our Vice President, Associate General Counsel, Chief Governance Officer and Corporate Secretary, will pass upon the legality of the shares for us. Certain legal matters will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

PROSPECTUS

SOUTHERN CALIFORNIA EDISON COMPANY

First and Refunding Mortgage Bonds, Debt Securities, $100 Cumulative Preferred Stock,

Cumulative Preferred Stock and Preference Stock

The securities may be offered and sold from time to time in one or more offerings. This prospectus provides you with a general description of the securities that may be offered.

Each time securities are sold, a supplement to this prospectus that contains specific information about the offering and the terms of the securities will be provided. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement for the specific offering before you invest in any of the securities.

The securities may be sold to or through underwriters, dealers or agents or directly to other purchasers. A prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the securities, the principal amounts of securities to be purchased by them, and the compensation they will receive.

Southern California Edison Company may offer and sell first and refunding mortgage bonds, debt securities, $100 cumulative preferred stock, cumulative preferred stock and preference stock.

This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is August 14, 2009

ABOUT THIS PROSPECTUS

This prospectus is provided by Southern California Edison Company which is sometimes referred to in this prospectus as “Southern California Edison” or by the terms “we,” “us” and “our.” We refer to the $100 cumulative preferred stock and cumulative preferred stock together as “preferred stock” and the preferred stock and preference stock together as “preferred equity.”

This prospectus is part of a “shelf” registration statement filed with the United States Securities and Exchange Commission. By using a shelf registration statement, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The supplement may also add, delete, update or change information contained in this prospectus. You should rely on the information in the applicable supplement if this prospectus and the supplement are inconsistent. Before purchasing any securities, you should carefully read both this prospectus and any applicable supplement, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement is accurate only as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying supplement and the additional information described under the heading “Where You Can Find More Information” may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “probable,” “may,” “will,” “could,” “would,” “should,” and variations of such words and similar expressions, or discussions of strategy or of plans, are intended to identify forward-looking statements. Such statements necessarily involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Some of the risks, uncertainties and other important factors that could cause results to differ, or that otherwise could impact us are described under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, and in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K incorporated by reference into this prospectus.

We urge you to read this entire prospectus, including any supplement and the information incorporated by reference, and carefully consider the risks, uncertainties and other factors that affect our business. Forward-looking statements speak only as of the date they are made and we are not obligated to publicly update or revise forward-looking statements. You should review future reports we file with the Securities and Exchange Commission.

SOUTHERN CALIFORNIA EDISON COMPANY

Southern California Edison is an investor-owned electric utility company, providing retail electric service to 4.9 million business and residential customers over a 50,000 square mile service area in coastal, central, and southern California, excluding the City of Los Angeles and certain other cities. We own and operate transmission and distribution facilities and hydroelectric, coal, and nuclear power plants for the purpose of serving our customers’ electricity needs. In addition to power provided from our own generating resources, we procure power through long-term contracts from a variety of sources including other utilities, merchant generators, and other non-utility generators, including qualifying facilities. Our customers also receive power purchased on their behalf through contracts signed by the California Department of Water Resources. Based in Rosemead, California, Southern California Edison was incorporated in California in 1909, and had assets of more than $31 billion at June 30, 2009.

All of our common stock is owned by Edison International, a holding company with subsidiaries involved in both electric utility and non-electric utility businesses. The mailing address and telephone number of our principal executive offices are P.O. Box 800, Rosemead, CA 91770 and (626) 302-1212.

USE OF PROCEEDS

Except as otherwise described in a prospectus supplement, we intend for the net proceeds of the offered securities to be used to redeem, repay or retire outstanding debt or other securities, to finance construction expenditures, for other general corporate purposes, or to reduce short-term debt incurred to finance such activities.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED EQUITY DIVIDENDS

The following table sets forth the ratios of Southern California Edison’s earnings to combined fixed charges and preferred stock dividends and to fixed charges, for each year in the five-year period ended December 31, 2008 and for the six months ended June 30, 2009:

	Year Ended December 31,					Six Months Ended June 30, 2009
	2004	2005	2006	2007	2008
Ratio of Earnings to Combined Fixed Charges and Preferred and Preference Equity Dividends	4.16	3.45	3.36	2.89	2.92	3.40
Ratio of Earnings to Fixed Charges	4.40	3.80	3.97	3.35	3.42	3.76

DESCRIPTION OF THE SECURITIES

The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus in one or more distinct offerings. These summaries are not meant to be a complete description of each security. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. The prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus. For more information about the securities, please refer to:

•

the indenture between Southern California Edison and The Bank of New York Mellon Trust Company, N.A., and D. G. Donovan, as successor trustees, dated as of October 21, 1923, as amended and supplemented, for the issuance of first and refunding mortgage bonds, which we refer to as the “first mortgage bond indenture” in this prospectus;

•

the indenture between Southern California Edison and The Bank of New York Mellon Trust Company, N.A., as successor trustee, dated as of January 15, 1993, for the issuance of senior debt securities, which we refer to as the “senior indenture” in this prospectus;

•

the form of indenture between Southern California Edison and Bank of New York Mellon Trust Company, N.A., as trustee, for the issuance of subordinated debt securities, which we refer to as the “subordinated indenture” in this prospectus; and

•	Southern California Edison’s restated articles of incorporation.

We have filed or incorporated by reference forms or copies of these documents as exhibits to the registration statement. In this prospectus we sometimes refer to the senior indenture and subordinated indenture together as the “unsecured indentures” and each separately as an “unsecured indenture.” We refer to each trustee for each indenture as the “indenture trustee.” The first mortgage bond indenture and the unsecured indentures are governed by the Trust Indenture Act of 1939 and may be supplemented or amended from time to time. The senior indenture and the subordinated indenture are substantially similar, but differ in some important respects. The material differences between the senior indenture and the subordinated indenture are set forth in the description below under “Description of the Debt Securities.”

DESCRIPTION OF THE FIRST MORTGAGE BONDS

The following description discusses the general terms and provisions of the first and refunding mortgage bonds that we may offer by this prospectus in one or more distinct offerings. In this prospectus, we refer to the first and refunding mortgage bonds as “first mortgage bonds” or “bonds.” The first mortgage bonds will be an additional series of our secured debt securities created by resolution of our board of directors or the executive committee of the board, or by an action of one or more of our authorized officers, and will be issued under the first mortgage bond indenture, as amended and supplemented by supplemental indentures.

The first mortgage bond indenture gives us broad authority to set the particular terms of each series of first mortgage bonds, including the right to modify certain of the terms contained in the first mortgage bond indenture. The particular terms of a series of bonds and the extent, if any, to which the particular terms of the issue modify the terms of the first mortgage bond indenture will be described in the prospectus supplement relating to the bonds.

The first mortgage bond indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the first mortgage bonds or the first mortgage bond indenture. This summary is subject to and qualified by all the provisions of the first mortgage bond indenture, including definitions of terms used in the first mortgage bond indenture. Therefore, you should read carefully the detailed provisions of the first mortgage bond indenture, which we have incorporated by reference as an exhibit to the registration statement that includes this prospectus. This summary also is subject to and qualified by the description in the applicable prospectus supplement of the particular terms of the first mortgage bonds and any applicable supplemental indenture.

General

Before issuing each series of first mortgage bonds, we will specify the terms of that series through a board or executive committee resolution or officer action and a supplemental indenture. The applicable prospectus supplement will contain a description of the following terms, among others, of each series of first mortgage bonds:

•	the title of the bonds;

•	any limit on the aggregate principal amount of the bonds of that series;

•	the price at which the bonds will be issued;

•	the date or dates on which principal will be payable or how to determine the dates;

•

the rate or rates or method of determining interest; the date or dates from which interest will accrue; the dates on which interest will be payable, which we refer to as the “interest payment dates;” and any record dates for the interest payable on the interest payment dates;

•	the place or places where payments on the bonds will be made;

•

any obligation or option on our part to redeem, purchase or repay bonds; any option of the holder to require us to redeem or repurchase bonds; and the terms and conditions upon which the bonds will be redeemed, purchased or repaid;

•	the denominations in which the bonds will be issued;

•	whether the bonds are to be issued in whole or in part in the form of one or more global bonds and, if so, the identity of the depositary for the global bonds;

•	whether the bonds are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for the global debt securities;

•	whether the bonds may be issued in the form of bearer securities or registered securities, or both, and provisions related thereto;

•

if bearer securities are issuable, the terms and conditions upon which (a) interest payments will be credited to the persons entitled to them, (b) interests in a temporary global bond may be exchanged for interests in a definitive global bond or for definitive bonds, and (c) interests in any definitive global bond may be exchanged for definitive bonds;

•	if other than United States dollars, the currency or currencies in which the bonds will be denominated and principal and interest will be payable;

•	any index used to determine the amount of payments of principal of and any premium and interest on the bonds;

•	any deletions, modifications or additions to the covenants or events of default provided for the bonds;

•	whether the bonds are subject to discharge and defeasance at our option; and

•	any other terms of the bonds.

Security

The first mortgage bonds when issued, will, as to the security afforded by the first mortgage bond indenture, be secured equally and ratably with all other first mortgage bonds by a legally valid first lien or charge on substantially all of the property and franchises now owned by us (with exceptions and exclusions noted below). Such lien and our title to our properties are subject to the terms of franchises, licenses, easements, leases, permits, contracts and other instruments under which properties are held or operated, statutes and governmental regulations, liens for taxes and assessments, and liens of the indenture trustees. In addition, such liens and our title to our properties are subject to other liens, prior rights and other encumbrances, none of which, with minor or insubstantial exceptions affects from a legal standpoint the security for the first mortgage bonds or our rights to use such properties in our business, unless the matters with respect to our interest in the Four Corners Generating Station and the related easement and lease referred to in the following paragraph may be so considered.

Our rights and the rights of the indenture trustees in the Four Corners Generating Station in northern New Mexico, located on land of the Navajo Nation under an easement from the United States and a lease from the Navajo Nation, may be subject to possible defects in title, including possible conflicting grants or encumbrances not ascertainable because of the absence of or inadequacies in the applicable recording law and the record systems of the Bureau of Indian Affairs and the Navajo Nation, our possible inability to resort to legal process to enforce our rights against the Navajo Nation without Congressional consent, possible impairment or termination under certain circumstances of the easement and lease by the Navajo Nation, Congress, or the Secretary of the Interior, and the possible invalidity of the Indenture lien against our interest in the easement, lease, and improvements at the Four Corners Generating Station. We cannot predict what effect, if any, such possible defects may have on our interest in the Four Corners Generating Station.

The first mortgage bond indenture provides that property hereafter acquired (other than excepted kinds noted below) will become subject to the lien of the first mortgage bond indenture. Such property may be subject to prior liens and other encumbrances.

Properties excepted from the lien of the first mortgage bond indenture include cash, accounts receivable, deposits, bills and notes, contracts, leases under which we are lessor, securities not specifically required to be pledged, office equipment, vehicles, and all materials, supplies and electric energy acquired or produced for sale, consumption or use in the ordinary conduct of business.

Special Trust Fund

We are required to deposit in a special trust fund with The Bank of New York Mellon Trust Company, N.A., as trustee, on each May 1 and November 1, cash equal to 1 1/2% (subject to redetermination by agreement between us and The Bank of New York Mellon Trust Company, N.A., as trustee) of the aggregate principal amount of the first mortgage bonds and underlying bonds then outstanding (excluding certain bonds and underlying bonds, such as bonds called for redemption), less certain amounts paid or credited in respect of underlying bonds. The term “underlying bonds” is defined in the first mortgage bond indenture to mean any bonds or other evidence of indebtedness secured by property subsequently acquired by us. Amounts in the special trust fund may, in general, be paid out for payment, redemption (at the redemption prices, including applicable premiums, set forth in the first mortgage bonds and subject to the limitation on refunding applicable to various series) or purchase of first mortgage or underlying bonds, or to reimburse us for the acquisition of certain additional properties. The foregoing deposit requirement has not affected our cash flow, because the cash deposited has been simultaneously offset by its payment to us to reimburse us for the acquisition of additional properties. Thus, there currently are no funds on deposit in the Special Trust Fund.

Issue of Additional Bonds

In general, additional Bonds, ranking equally and ratably with the first mortgage bonds, may be issued, subject to certain restrictions and requirements described below, in principal amounts equal to the lesser of (i) the amount authorized under the net earnings test described below and (ii) the sum of the following:

a. Certain bonds and underlying bonds acquired, redeemed or otherwise retired.

b. Cash deposited to pay or redeem Bonds or underlying bonds.

c. 66 2/3% of the net amount of additional property constructed or acquired by us and not theretofore used for other purposes under the first mortgage bond indenture, subject to certain restrictions.

d. Cash deposited in an advance construction account with The Bank of New York Mellon Trust Company, N.A., as trustee (in certain events with such trustee’s consent), to be withdrawn to reimburse us for 66 2/3% of unbonded additional property.

As of June 30, 2009, there was no amount of first mortgage bonds acquired, redeemed or otherwise retired against which bonds might be issued under the first mortgage bond indenture pursuant to clause (a) above. The net amount of additional property against which bonds might be issued under the first mortgage bond indenture pursuant to clause (c) above was approximately $15.86 billion, resulting in the ability to issue $10.57 billion of Bonds pursuant to clause (c) (i.e. $15.86 billion x ..6666 = $10.57 billion). The aggregate amount of bonds which we could issue under clauses (a) and (c) above would, if other conditions were met, be approximately $10.57 billion. As of June 30, 2009, we had $6.4 billion of our first mortgage bonds outstanding (including the first mortgage bonds issued to secure $927 million of pollution control bonds).

Furthermore, in addition to the first mortgage bond indenture’s bondable property requirement described in clause (c) above, the first mortgage bond indenture also provides that additional first mortgage bonds may not be issued unless our net earnings (as defined) for twelve months shall have been at least two and one-half (2.5x) times our total annual first mortgage bond interest charge. At June 30, 2009, under the net earnings test we could issue $12.70 billion of additional first mortgage bonds (based on net earnings for the year ended June 30, 2009). Notwithstanding the net earnings requirement, additional first mortgage bonds may be issued under the provisions referred to in (a) and (b) above under some circumstances involving, among other things, issuance of bonds not bearing a higher interest rate than the bonds to be retired, issuance of bonds to pay or redeem bonds maturing within two years and issuance of bonds on the basis of acquisition, redemption or other retirement of underlying bonds. Additional first mortgage bonds may not be issued under the provisions referred to in paragraphs (c) and (d) above during any period when indebtedness secured by a prior lien on acquired utility property has not been established as underlying bonds.

Other than the security afforded by the lien of the first mortgage bond indenture and restrictions on the issuance of additional bonds described above, there are no provisions of the first mortgage bond indenture which afford holders of the first mortgage bonds protection against us increasing our ratio of total debt to total “bondable” assets.

Defaults and Other Provisions

The first mortgage bond indenture provides that the following are defaults:

•	default in payment of principal;

•	default for 60 days in payment of interest or satisfaction of the special trust fund obligation;

•	default under our covenants and conditions in the first mortgage bond indenture or in the bonds for 60 days after written notice by The Bank of New York Mellon Trust Company, N.A., as trustee;

•	certain acts of bankruptcy and certain events in bankruptcy, insolvency, receivership or reorganization proceedings; and

•	our failure to discharge or stay within 60 days any judgment against us for the payment of money in excess of $100,000.

A California court may not strictly enforce certain of our covenants contained in the first mortgage bond indenture or the first mortgage bonds or allow acceleration of the due date of the first mortgage bonds if it concludes that such enforcement or acceleration would be unreasonable under the then existing circumstances. However, we believe that acceleration would be available if an event of default occurs as a result of a material breach of a material covenant contained in the first mortgage bond indenture or the first mortgage bonds.

The first mortgage bond indenture and the Trust Indenture Act of 1939 require us to file with an indenture trustee documents and reports with respect to the absence of default and compliance with the terms of the first mortgage bond indenture annually and upon the authentication and delivery of additional first mortgage bonds, the release of cash or property, the satisfaction and discharge of the first mortgage bond indenture, or any other action requested to be taken by an indenture trustee at our request.

The holders of a majority in principal amount of outstanding first mortgage bonds may require the indenture trustees to enforce the lien of the first mortgage bond indenture upon the happening (and continuance for the prescribed grace period, if any) of any of the defaults referred to above, and upon the indemnification of the indenture trustees to their reasonable satisfaction.

Concerning the Trustees

The Bank of New York Mellon Trust Company, N.A., and certain of its affiliates act as trustees for our senior debt securities and certain pollution control bonds issued on our behalf. The Bank of New York Mellon Trust Company, N.A., also is the trustee under an indenture under which our parent, Edison International, may issue debt securities in the future. We maintain bank deposits with The Bank of New York and may borrow money from the bank from time to time.

Neither by the first mortgage bond indenture nor otherwise are the indenture trustees restricted from dealing in the first mortgage bonds as freely as though they were not indenture trustees. However, the Trust Indenture Act provides that if either indenture trustee acquires or has acquired a conflicting interest, as defined in the Trust

Indenture Act, and a default under the first mortgage bond indenture occurs or has occurred, such indenture trustee must within 90 days following the default eliminate such conflict, cure the default or resign. The Trust Indenture Act provides that an indenture trustee with an uncured conflict of interest will not be required to resign if it can show that the conflict will be cured or the default waived within a reasonable time and a stay of its duty to resign is not inconsistent with the interests of the holders of the outstanding bonds. In certain cases, the first mortgage bond indenture and the Trust Indenture Act require an indenture trustee to share the benefit of payments received as a creditor after the beginning of the third month prior to a default.

Modification of the Indenture

The holders of 80% in principal amount of all first mortgage bonds outstanding may authorize release of trust property, waive defaults and authorize certain modifications of the first mortgage bond indenture proposed by us and consented to by the indenture trustee. However, our obligation to pay principal and interest will continue unimpaired; and such modifications may not include, among other things, modifications giving any bonds preference over other bonds or authorizing any lien prior to that of the first mortgage bond indenture. In addition, modifications of rights of any series require the assent of the holders of 80% in principal amount of the bonds of such series.

Global Securities

We may issue first mortgage bonds of any series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing first mortgage bonds in definitive form, a global security may not be transferred except as a whole by the depositary for that global security to a nominee of that depositary or by a nominee of that depositary to that depositary or another nominee of that depositary or by that depositary or that nominee to a successor of that depositary or a nominee of that successor. We will describe the specific terms of the depositary arrangement for a series of first mortgage bonds in the prospectus supplement relating to that series.

DESCRIPTION OF THE DEBT SECURITIES

The following description discusses the general terms and provisions of the debt securities other than first mortgage bonds that we may offer by this prospectus in one or more distinct offerings. We may issue the debt securities as senior debt securities or subordinated debt securities. The indebtedness represented by the senior debt securities will rank equally with all other unsecured and unsubordinated debt of Southern California Edison. The indebtedness represented by the subordinated debt securities will rank junior and be subordinate in right of payment to the prior payment in full of the senior debt of Southern California Edison, to the extent and in the manner set forth in the applicable prospectus supplement for the securities. (See “Subordination” below.)

At June 30, 2009, Southern California Edison had approximately $6.4 billion of senior secured indebtedness that effectively would rank senior to any senior debt securities and approximately $625 million of indebtedness that would be pari passu with any senior debt securities. As described above under “Description of the First Mortgage Bonds,” our first mortgage bonds are issued under and secured by the first mortgage bond indenture, which creates a lien on substantially all the properties of Southern California Edison for the benefit of the holders of the first mortgage bonds. The debt securities other than first mortgage bonds that we are offering by this prospectus are not secured by any assets or property of Southern California Edison.

The unsecured indentures give us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indentures. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the unsecured indenture will be described in the prospectus supplement relating to the debt securities.

Each unsecured indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the applicable indenture. This summary is subject to and qualified by all the provisions of the applicable indenture, including definitions of terms used in any such indenture. Therefore, you should read carefully the detailed provisions of the unsecured indentures, which we have incorporated by reference as exhibits to the registration statement that includes this prospectus. This summary also is subject to and qualified by the description of the particular terms of the debt securities in the applicable prospectus supplement.

General

We may issue an unlimited amount of debt securities under each unsecured indenture in one or more series, up to the aggregate principal amounts that may be authorized by us from time to time.

The debt securities will be unsecured obligations of Southern California Edison.

Before issuing each series of debt securities, we will specify the terms of that series through a board resolution, officers’ certificate or supplemental indenture. The applicable prospectus supplement will contain a description of the following terms, among others, of each series of debt securities:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities of that series;

•	the price at which the debt securities will be issued;

•	the date or dates on which principal will be payable or how to determine the dates;

•

the rate or rates or method of determining interest; the date or dates from which interest will accrue; the dates on which interest will be payable, which we refer to as the “interest payment dates;” any record dates for the interest payable on the interest payment dates; and any special provisions for the payment of additional amounts with respect to the debt securities;

•	the place or places where payments on the debt securities will be made;

•

any obligation or option on our part to redeem, purchase or repay debt securities; any option of the holder to require us to redeem or repurchase debt securities; and the terms and conditions upon which the debt securities will be redeemed, purchased or repaid;

•	any provision for deferral of interest payments;

•	the denominations in which the debt securities will be issued (if other than denominations of $1,000 and any integral multiple thereof);

•	whether the debt securities are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for the global debt securities;

•	whether the debt securities may be issued in the form of bearer securities or registered securities, or both, and provisions related thereto;

•

if bearer securities are issuable, the terms and conditions upon which (a) interest payments will be credited to the persons entitled to them, (b) interests in a temporary global security may be exchanged for interests in a definitive global security or for definitive debt securities, and (c) interests in any definitive global security may be exchanged for definitive debt securities;

•	if other than United States dollars, the currency or currencies in which the debt securities will be denominated and principal and interest will be payable;

•	any index used to determine the amount of payments of principal of and any premium and interest on the debt securities;

•	any deletions, modifications or additions to the covenants or events of default provided for the debt securities;

•	whether the debt securities are subject to discharge and defeasance at our option; and

•	any other terms of the debt securities.

In addition, we will set forth in the prospectus supplement for any offering of subordinated debt securities the following terms to the extent they are applicable:

•	any right to extend the interest payment periods;

•	whether the series of subordinated debt securities will be junior in right of payment to any other series; and

•	any changes in the subordination provisions of the subordinated indenture with respect to the series.

We may also issue debt securities as original issue discount securities to be offered and sold at a substantial discount below their stated principal amount. We will describe in a prospectus supplement the federal income tax consequences and other special considerations applicable to any original issue discount securities.

Form of Debt Securities

We may issue the senior debt securities as registered securities, bearer securities or both. We may issue the subordinated debt securities only as registered securities, unless we enter into a supplemental indenture that provides for bearer securities. We also may issue the debt securities of a series in whole or in part in the form of one or more global securities, as described below under the heading “Global Securities.” Unless we specify otherwise in a prospectus supplement, registered securities denominated in United States dollars will be issued only in the denominations of $1,000 and any integral multiple thereof and bearer securities denominated in United States dollars will be issued only in denominations of $1,000, $10,000, and $100,000. All debt securities of any one series will be substantially identical except as to denomination and as otherwise provided by a board resolution, officer’s certificate or supplemental indenture. For any series of debt securities denominated in a foreign or composite currency, we will specify the denominations and any special United States federal income tax and other related considerations in a prospectus supplement. No service charge will be made for any transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any applicable tax or other governmental charge.

Payment of Debt Securities

Registered Securities. Unless we state otherwise in a prospectus supplement, we will make payments with respect to debt securities that are in registered form as follows:

•

We will pay interest on each interest payment date to the person in whose name the debt security is registered at the close of business on the regular record date for the interest payment. At our option, we may pay interest by mailing a check to each holder’s registered address or by wire transfer to an account designated by the holder under an arrangement that is satisfactory to the indenture trustee and us.

•

We will pay principal of and any premium on registered securities at their stated maturity, upon redemption or when otherwise due, upon presentation of the debt securities at the corporate trust office of the indenture trustee in Chicago, Illinois.

Bearer Securities. Unless we state otherwise in a prospectus supplement, we will make payments in the designated currency with respect to senior debt securities that are in bearer form as follows:

•	We will pay interest on each interest payment date only upon presentation of the coupon for the interest payment at a paying agency outside the United States designated by us.

•

We will pay principal of and any premium on bearer securities at their stated maturity, upon redemption or when otherwise due, upon presentation of the debt securities at a paying agency outside the United States designated by us.

•

At the option of a holder of bearer debt securities, we will also pay any principal, premium or interest by mailing a check or by wire transfer to an account with a bank located outside the United States.

Unless we state otherwise in a prospectus supplement, we will not make any payment with respect to a bearer senior debt security within the United States (including payment at the corporate trust office of the indenture trustee or any other paying agency in the United States, by transfer to an account in the United States, or by mail to an address in the United States), except if payment at all paying agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. In that case, we will pay principal of and premium, if any, and interest on bearer senior debt securities in United States dollars at the corporate trust office of the indenture trustee in Chicago, Illinois.

Paying Agents. In a prospectus supplement, we will name any paying agents other than the indenture trustee that we have initially appointed for a series of debt securities. We may terminate the appointment of any of the paying agents at any time, except that we will maintain at least one paying agent in Chicago, Illinois for registered senior debt securities and at least one paying agent in a city outside the United States so long as any bearer senior debt securities are outstanding. In addition, we will maintain a paying agent in London or Luxembourg or any city outside the United States, if that is required by a stock exchange on which a series of senior debt securities is listed.

Any money we provide to a paying agent for the payment of principal, premium or interest that remains unclaimed at the end of two years after the payment became due and payable will be repaid to us. Thereafter, the holder of debt securities entitled to such payment must look only to us for payment.

Exchanges and Transfers of Debt Securities

Subject to the provisions of the applicable indenture and prospectus supplement, you may exchange your debt securities (other than debt securities represented by a global security, except as set forth below) for other debt securities of the same series with the same interest rate, maturity and total principal amount, as described in this section. You may have your debt securities divided or combined into smaller or larger authorized denominations. If you hold bearer senior debt securities, you may exchange them (with the remaining coupons) for registered senior debt securities or other bearer senior debt securities, but the exchange must be made outside the United States. If you hold registered securities, you may not exchange them for bearer securities.

You may exchange or transfer your registered debt securities, other than debt securities represented by a global security, at the office of the indenture trustee or another transfer agent designated by us and named in a prospectus supplement. We have appointed the indenture trustee to act as the security registrar for registering debt securities in the names of holders and transferring debt securities. We may appoint, remove or add additional transfer agents and change their locations. If we issue bearer debt securities, we will maintain a transfer agent outside the United States where they may be exchanged. If you hold bearer senior debt securities, you may transfer them by delivering the certificate to the new holder. There will be no service charge for transfer or exchange of your debt securities, but you may be required to pay for any related taxes and other governmental charges.

In the event of any redemption, we are not required to:

•	issue, register the transfer of or exchange the debt securities during a period of 15 days before giving any notice of redemption;

•	register the transfer of or exchange any registered security selected for redemption in whole or in part, except the unredeemed portion of any registered security being redeemed in part;

•

exchange any bearer senior debt security selected for redemption, except that a bearer senior debt security may be exchanged for a registered senior debt security of the same series if the debt securities of the series are issuable as registered securities; or

•

register the transfer of or exchange any debt security if the holder of the debt security has expressed the right, if any, to require us to repurchase the debt security in whole or in part, except that portion of the debt security not required to be repurchased, provided that the debt security shall be immediately surrendered for redemption with written instructions for payment consistent with the provisions of the indenture.

Redemption of Debt Securities

We will set forth any terms for the redemption of debt securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, and except for debt securities redeemable at the option of the registered holder, we may redeem debt securities upon notice by mail between 30 and 60 days before the redemption date. If we choose to redeem less than all of the debt securities of any series or tranche of a series, the indenture trustee will select the debt securities to be redeemed. The indenture trustee will choose a method of selection it deems fair and appropriate unless another method has been specified in accordance with the indenture.

Debt securities will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest once you surrender the debt security for redemption (along with any remaining coupons in the case of bearer senior debt securities). If only part of a debt security is redeemed and you have surrendered the debt security, the indenture trustee will deliver to you a new debt security of the same series for the remaining portion without charge.

Global Securities

We may issue debt securities of any series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing first mortgage bonds in definitive form, a global security may not be transferred except as a whole by the depositary for that global security to a nominee of that depositary or by a nominee of that depositary to that depositary or another nominee of that depositary or by that depositary or that nominee to a successor of that depositary or a nominee of that successor. We will describe the specific terms of the depositary arrangement for a series of debt securities in the prospectus supplement relating to that series.

Events of Default and Remedies for Senior Debt Securities

This section contains descriptions of the events of default and remedies specified in the senior indenture for the senior debt securities. The corresponding provisions for the subordinated debt securities, which differ in some material respects, are described in the next following section under the heading “Events of Default and Remedies for Subordinated Debt Securities.”

Defaults. An “event of default” under the senior indenture occurs with respect to any series of senior debt securities if:

•	we do not pay any installment of interest on senior debt securities of the series within 30 days of when it is due;

•	we do not pay principal or premium on any senior debt securities of the series when it is due;

•	we do not pay any sinking fund installment on senior debt securities of the series when it is due;

•

we remain in breach of any other covenant or agreement in the senior indenture for 60 days after receiving notice from the indenture trustee or the holders of 25 percent in principal amount of all the outstanding senior debt securities;

•

we fail to pay any indebtedness of more than $10,000,000 when it is finally due and do not fully cure the failure within 30 days after receiving of notice from the indenture trustee or the holders of 25 percent in principal amount of all the outstanding senior debt securities; or

•	we file for bankruptcy or become subject to specified proceedings involving bankruptcy, insolvency or reorganization.

An event of default with respect to one series of senior debt securities does not necessarily constitute an event of default with respect to any other series of senior debt securities. We are required to file with the indenture trustee an annual officer’s certificate indicating whether we are in default under the senior indenture.

Acceleration. If an event of default occurs and is continuing with respect to any series of senior debt securities, either the indenture trustee or the holders of 25 percent in principal amount of the senior debt securities of the series (or in the case of defaults described in the last three bulleted clauses under “Defaults” above, the holders of 25 percent in principal amount of all the senior debt securities) may declare the principal amount of the senior debt securities of that series (or of all the senior debt securities, as the case may be) to be immediately due and payable. After a declaration of acceleration has been made and before the indenture trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of senior debt securities of that series or of all of the senior debt securities, as the case may be, may rescind and annul the acceleration if we have paid any past due payments of principal, premium or interest and met certain other conditions. In certain cases, the holders of a majority in principal amount of the senior debt securities of any series or of all the senior debt securities, as the case may be, may waive any past default or event of default.

Actions by Indenture Trustee and Holders. The senior indenture contains the following provisions regarding the actions of the indenture trustee and the holders of the senior debt securities after an event of default:

•

The indenture trustee must give notice of a default to the holders of senior debt securities of the affected series within 90 days after a default occurs that is known to the indenture trustee, if the default is not cured or waived. However, the indenture trustee may withhold the notice if it determines in good faith that it is in the interests of the holders to do so, except in the case of a default in the payment of principal, premium or interest.

•

Subject to its duty to act with the required standard of care during a default, the indenture trustee is entitled to be indemnified by the holders of the senior debt securities of a series before exercising any right or power under the senior indenture with respect to the series at the request of the holders.

•

No holder of senior debt securities of a series may institute proceedings to enforce the senior indenture except, among other things, where the indenture trustee has failed to act for 60 days after it has been given notice of a default and holders of 25 percent in principal amount of the senior debt securities of the series (or in the case of defaults described in the last three bulleted clauses under “Defaults” above, the holders of 25 percent in principal amount of all the senior debt securities) have requested the indenture trustee to enforce the senior indenture and offered reasonable indemnity to the indenture trustee.

•	Each holder of senior debt securities has an absolute and unconditional right to receive payment of principal, premium and interest when due and to bring a suit to enforce that right.

•

The holders of a majority in principal amount of the senior debt securities of a series or of all the senior debt securities, as the case may be, may direct the time, method and place of conducting any proceedings for any remedy available to the indenture trustee or exercising any trust or power conferred on it with respect to the senior debt securities of the series, as long as the direction does not conflict with any law or the senior indenture or expose the indenture trustee to personal liability. The indenture trustee may take any other action it deems proper that is not inconsistent with the direction of the holders.

Events of Default and Remedies for Subordinated Debt Securities

This section contains descriptions of the events of default and remedies specified in the subordinated indenture for the subordinated debt securities. The corresponding provisions for the senior debt securities, which differ in some material respects, are described in the preceding section under the heading “Events of Default and Remedies for Senior Debt Securities.”

Defaults. An “event of default” under the subordinated indenture occurs with respect to any series of subordinated debt securities if:

•

we do not pay any installment of interest on subordinated debt securities of the series within 30 days of when it is due (following any deferral allowed under the terms of the subordinated debt securities and elected by us);

•	we do not pay principal or premium on any subordinated debt securities of the series when it is due;

•	we do not pay any sinking fund installment on subordinated debt securities of the series within 60 days of when it is due;

•

we remain in breach of any other covenant or agreement in the subordinated indenture for 90 days after receiving notice from the indenture trustee or the holders of 25 percent in principal amount of the outstanding subordinated debt securities of the series;

•	we file for bankruptcy or become subject to specified proceedings involving bankruptcy, insolvency or reorganization; or

•	any other event of default specified in the prospectus supplement occurs.

An event of default with respect to one series of subordinated debt securities does not necessarily constitute an event of default with respect to any other series of subordinated debt securities. We are required to file with the indenture trustee an annual officer’s certificate indicating whether we are in default under the subordinated indenture.

Acceleration. If an event of default occurs and is continuing with respect to any series of subordinated debt securities, either the indenture trustee or the holders of 25 percent in principal amount of the subordinated debt securities of the series (or, if any subordinated debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in such securities) may declare the principal amount of the subordinated debt securities of that series to be immediately due and payable. After a declaration of acceleration has been made and before the indenture trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of subordinated debt securities of that series may rescind and annul the acceleration if we have paid any past due payments of principal, premium or interest and met certain other conditions. In certain cases, the holders of a majority in principal amount of the subordinated debt securities of all affected series, voting as one class, may waive any past default or event of default.

Actions by Indenture Trustee and Holders. The subordinated indenture contains the following provisions regarding the actions of the indenture trustee and the holders of the subordinated debt securities after an event of default:

•	The indenture trustee must give notice of a default to the holders of subordinated debt securities of the affected series as provided by the Trust Indenture Act.

•

Subject to its duty to act with the required standard of care during a default, the indenture trustee is entitled to be indemnified by the holders of the subordinated debt securities of a series before exercising any right or power under the subordinated indenture with respect to the series at the request of the holders.

•	No holder of subordinated debt securities of a series may institute proceedings to enforce the subordinated indenture except, among other things, where the indenture trustee has failed to act for

60 days after it has been given notice of a default and holders of 25 percent in principal amount of the subordinated debt securities of all affected series, considered as one class (or in the case of defaults in the payment of principal, premium or interest, an affected series) have requested the indenture trustee to enforce the subordinated indenture and offered reasonable indemnity to the indenture trustee.

•	Each holder of subordinated debt securities has an absolute and unconditional right to receive payment of principal, premium and interest when due and to bring a suit to enforce that right.

•

The holders of a majority in principal amount of the subordinated debt securities of an affected series (or of all the subordinated debt securities, in the case of a default as to all series) may direct the time, method and place of conducting any proceedings for any remedy available to the indenture trustee or exercising any trust or power conferred on it with respect to the subordinated debt securities of the series, as long as the direction does not conflict with any law or the subordinated indenture or involve the indenture trustee in personal liability. The indenture trustee may take any other action it deems proper that is not inconsistent with the direction of the holders.

Modification of the Indenture

Without Consent of Holders. Without the consent of any holders of debt securities, we and the indenture trustees may enter into supplemental indentures to:

•	evidence the succession of another entity to take our place and assume our covenants;

•	add to our covenants for the benefit of the holders of all or any series of the debt securities, or surrender any right or power conferred upon us;

•	add any additional events of default for all or any series of the debt securities;

•	add to or change certain provisions for issuing, exchanging or registering bearer securities, as specified in the senior indenture or the subordinated indenture;

•	add to, change or eliminate any provisions of the applicable indenture, but those modifications will not apply to debt securities of any series that was created before the modifications;

•	establish the form or terms of debt securities of any series as permitted by the unsecured indentures;

•	evidence and provide for a successor or additional indenture trustee;

•	provide security for the debt securities of any series;

•	cure any ambiguity, defect or inconsistency or make any other changes that do not adversely affect the interests of the holders of debt securities; or

•

evidence any changes in the disqualification and eligibility requirements applicable to the indenture trustee under the senior indenture, as permitted by the senior indenture, or effect any change to qualify the senior indenture under the Trust Indenture Act of 1939.

With Consent of Holders. We may enter into supplemental indentures with the indenture trustees to modify the unsecured indentures or the rights of holders of the debt securities, if we obtain the consent of the holders of at least a majority in principal amount of the debt securities affected by the modification. However, without the consent of all affected holders of debt securities, no supplemental indenture may:

•

change the stated maturity of the principal or interest on any debt security, reduce the principal amount or interest payable, reduce any premium payable upon redemption, reduce the amount of principal of an original issue discount security payable upon its acceleration, change the currency in which any debt security is payable, change any right of redemption or repurchase, or impair the right to bring suit to enforce any payment;

•	reduce the percentages of holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the indentures; or

•	modify certain provisions in the unsecured indentures relating to supplemental indentures and waivers of covenants and past defaults.

A supplemental indenture that changes or eliminates any provision of the unsecured indentures expressly included solely for the benefit of holders of debt securities of one or more particular series will be deemed not to affect the rights of the holders of debt securities of any other series.

Consolidation, Merger and Sale of Assets; No Financial Covenants

Subject to the provisions described in the next paragraph, we will preserve our corporate existence.

We have agreed not to consolidate with or merge into any other entity and not to convey, transfer or lease our properties and assets substantially as an entirety to any entity, unless:

•

the entity formed by the consolidation or merger, or which acquires or leases our property and assets substantially as an entirety, is organized and existing under the laws of the United States or any state or the District of Columbia, and expressly assumes, by a supplemental indenture in form satisfactory to the indenture trustees, the due and punctual payment of the principal, premium and interest on all the debt securities and the performance of all of our covenants under the unsecured indentures;

•

immediately after giving effect to the transactions, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have happened and be continuing; and

•	we have given the indenture trustees an officers’ certificate and legal opinion that all conditions in the unsecured indentures relating to the transactions have been complied with.

The unsecured indentures contain no financial or other similar restrictive covenants. Any such covenants with respect to any particular series of debt securities will be set forth in the applicable prospectus supplement. There are no provisions of the unsecured indentures that protect holders of the debt securities in the event of a highly leveraged transaction involving Southern California Edison. However, management of Southern California Edison believes that required regulatory approvals of a highly leveraged transaction would be unlikely to be obtained.

Discharge and Defeasance

There are significant differences between the provisions of the senior indenture and the subordinated indenture for defeasance of debt securities and discharge of our obligations. The respective provisions are discussed separately below.

Defeasance of Senior Debt Securities When we issue a series of senior debt securities, we may specify that we will be discharged from any and all obligations in respect of those senior debt securities (except as described below) upon the irrevocable deposit with the indenture trustee of money and/or government obligations which will provide money in an amount sufficient to pay principal, premium and interest on the senior debt securities when due in accordance with the terms of the senior indenture and the senior debt securities. We must also satisfy conditions that:

•	the deposit will not cause the indenture trustee to have a conflicting interest;

•	there is no event of default under the senior indenture within 91 days after the deposit;

•	the deposit will not result in breach or violation of any applicable laws, the senior indenture or any other agreement by which we are bound;

•

the deposit will not result in a trust that is an investment company subject to the Investment Company Act of 1940, or such trust will be qualified or exempt from the Investment Company Act of 1940; and

•

we have delivered to the indenture trustee an officer’s certificate and an opinion of counsel each stating that all conditions in the senior indenture to the defeasance and discharge have been complied with.

The discharge of our obligations does not include certain obligations to register the transfer or exchange of senior debt securities, replace stolen, lost or mutilated senior debt securities, maintain paying agencies and hold monies for payment in trust and, if so specified as to the senior debt securities of a series, to pay the principal, premium and interest on those senior debt securities.

We may specify as to the senior debt securities of a series that the deposit of money described above will be made only if it will not cause the senior debt securities listed on any nationally recognized securities exchange to be de-listed. We may also specify as to a series of senior debt securities that the deposit will be conditioned on our giving to the indenture trustee an opinion of counsel (who may be our counsel) to the effect that, based upon applicable United States federal income tax laws or a ruling published by the United States Internal Revenue Service, the deposit and discharge will not be a taxable event for the holders of the senior debt securities.

Defeasance of Subordinated Debt Securities. The subordinated indenture provides, unless the terms of the particular series of subordinated debt securities provide otherwise, that upon satisfying several conditions we may cause ourselves to be:

•	discharged from our obligations, with some exceptions, as to any series of subordinated debt securities, which we refer to as “defeasance;” and

•	released from our obligations under specified covenants as to any series of subordinated debt securities, which we refer to as “covenant defeasance.”

The conditions that we must satisfy for either a defeasance or a covenant defeasance of a series of subordinated debt securities include:

•

the irrevocable deposit with the indenture trustee, in trust, of money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient moneys to pay principal, premium and interest on the subordinated debt securities on the maturity dates of the payments or upon redemption;

•	there is no event of default under the subordinated indenture at the time of such deposit or, as to defaults related to bankruptcy or similar proceedings, within 90 days after the deposit;

•

notice of redemption of the subordinated debt securities has been given or provided for, if the subordinated debt securities are to be redeemed before their stated maturity (other than from mandatory sinking fund payments or analogous payments); and

•	we have delivered to the indenture trustee an officer’s certificate and an opinion of counsel each stating that all conditions to the defeasance or covenant defeasance have been complied with.

The discharge of our obligations through a defeasance or covenant defeasance does not discharge the rights of the holders of the defeased subordinated debt securities to receive payments of principal, premium and interest from the trust funds when due, or our obligations to register the transfer or exchange of subordinated debt securities, replace stolen, lost or mutilated subordinated debt securities, maintain paying agencies and hold monies for payment in trust.

The subordinated indenture permits defeasance as to any series of subordinated debt securities even if a prior covenant defeasance has occurred as to the subordinated debt securities of that series. Following a defeasance, payment of the subordinated debt securities defeased may not be accelerated because of an event of default. Following a covenant defeasance, payment of the subordinated debt securities may not be accelerated because of a breach of the specified covenants affected by the covenant defeasance. However, if an acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the subordinated debt securities defeased, since the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors.

Tax Effects of Defeasance of Debt Securities. Under current United States federal income tax law, the defeasance of either senior or subordinated debt securities as described in the preceding paragraphs would be treated as an exchange of the relevant debt securities in which holders of the debt securities might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would be required after the defeasance to include in income might be different from that which would be includible in the absence of the defeasance. You should consult your own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

Under current United States federal income tax laws, unless accompanied by other changes in the terms of the subordinated debt securities, covenant defeasance of subordinated debt securities generally should not be treated as a taxable exchange.

Subordination

Subject to the provisions of the subordinated indenture and prospectus supplement, each series of subordinated debt securities will be subordinate and junior in right of payment to all Senior Indebtedness as defined below. If:

•	we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

•	a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness; or

•	the maturity of Senior Indebtedness has been accelerated because of a default on that Senior Indebtedness,

then the holders of Senior Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Senior Indebtedness, and, in the case of the second and third instances, of all amounts due on that Senior Indebtedness, or we will make provision for those payments, before the holders of any subordinated debt securities have the right to receive any payments of principal or interest on their subordinated debt securities.

Senior Indebtedness means, with respect to any series of subordinated debt securities, the principal premium, interest and any other payment in respect of any of the following:

•	all of our current and future indebtedness for borrowed or purchase money whether or not evidenced by notes, debentures, bonds or other similar written instruments;

•	our obligations under synthetic leases, finance leases and capitalized leases;

•	our obligations for reimbursement under letters of credit, banker’s acceptances, security purchase facilities or similar facilities issued for our account;

•

any of our other indebtedness or obligations with respect to derivative contracts, including commodity contracts, interest rate, commodity and currency swap agreements forward contracts and other similar agreements or arrangements; and

•	all indebtedness of others of the kinds described in the preceding categories which we have assumed or guaranteed.

Senior Indebtedness will not include trade accounts payable, accrued liabilities arising in the ordinary course of business or indebtedness to our subsidiaries.

Senior Indebtedness will be entitled to the benefits of the subordination provisions in the subordinated indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness. We may not amend the subordinated indenture to change the subordination of any outstanding Senior Indebtedness without the consent of each holder of Senior Indebtedness that the amendment would adversely affect.

The subordinated indenture does not limit the amount of Senior Indebtedness that we may issue.

Concerning the Indenture Trustee

The Bank of New York Mellon Trust Company, N.A., and certain of its affiliates act as trustees for our first and refunding mortgage bonds and certain pollution control bonds issued on our behalf. The Bank of New York Mellon Trust Company, N.A., also is the trustee under an indenture under which our parent, Edison International, may issue debt securities in the future. We maintain bank deposits with The Bank of New York and may borrow money from the bank from time to time.

Limitations on Issuance of Bearer Securities

Senior debt securities may be issued in the form of bearer securities. Subordinated debt securities may not be issued in bearer form unless the subordinated indenture is amended to provide for bearer securities.

In compliance with United States federal tax laws and regulations, bearer securities generally may not be offered or sold during a restricted period to a person within the United States or its possessions or to or for the account or benefit of a United States person. However, subject to certain restrictions and limitations, offers or sales may be made to:

•	the United States office of an international organization (as defined in Section 7701(a)(18) of the Internal Revenue Code of 1986 and the regulations thereunder);

•	the United States office of a foreign central bank (as defined in Section 895 of the Internal Revenue Code of 1986 and the regulations thereunder); and

•

United States persons that are (a) foreign branches of United States financial institutions (as defined in Treasury Regulation Section 1.165-12(c)(1)(v)), which are purchasing for their own account or for resale, or (b) persons that acquire and hold bearer securities through a foreign branch of a U.S. financial institution, and in either case, the financial institution agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986.

Definitive bearer securities will not be delivered during the same restricted period within the United States and will not be delivered in any event unless the beneficial owner of the bearer securities provides the required certification as to non-United States beneficial ownership. The restricted period for these purposes is the period beginning upon the earlier of the issue date of any bearer securities or the date on which those bearer securities are first offered and ending 40 days after the issue date or later date in the case of any unsold original allotment or subscription.

Bearer securities will bear the following legend on their face and on any interest coupons which may be detached or, if the obligation is evidenced by a book entry, in the book of record in which the book entry is made: “Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code.” The sections referred to in the legend provide that a United States person who holds a bearer security will not be allowed to deduct any loss realized on the sale, exchange or redemption of the bearer security and any gain (which might otherwise be characterized as capital gain) recognized on the sale, exchange or redemption will be treated as ordinary income.

As used herein, “United States person” means an individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF THE PREFERRED STOCK AND PREFERENCE STOCK

The following description of Southern California Edison’s preferred stock and preference stock is a summary, and it does not describe every aspect of the preferred stock and preference stock. Southern California Edison’s restated articles of incorporation, which are referred to in this prospectus as the “articles of incorporation,” contain the full legal text of the matters described in this section. This summary is subject to and qualified by the articles of incorporation. Therefore, you should read carefully the detailed provisions of the articles of incorporation, which we have incorporated by reference as an exhibit to the registration statement that includes this prospectus. This summary also is subject to and qualified by the description of the particular terms of the preferred stock and preference stock in the applicable prospectus supplement.

General

The rights, preferences and privileges of the preferred stock or preference stock are established by the articles of incorporation. Whenever we offer and sell preferred stock or preference stock, our board of directors or a committee of the board of directors will adopt, and we will file with the California Secretary of State, a new certificate of determination of preferences to establish the terms of each new series of preferred stock or preference stock. We will also set forth the terms in a prospectus supplement.

Southern California Edison’s authorized capital stock consists of the following classes of shares of stock with the following number of shares per class:

•	cumulative preferred stock — 24,000,000 shares with a par value of $25 per share;

•	$100 cumulative preferred stock — 12,000,000 shares with a par value of $100 per share;

•	preference stock — 50,000,000 shares with no par value; and

•	common stock — 560,000,000 shares with no par value.

As of June 30, 2009, Southern California Edison had issued and outstanding 4,800,198 shares of cumulative preferred stock, no shares of $100 cumulative preferred stock, 8,000,000 shares of preference stock, and 434,888,104 shares of common stock. All of the outstanding shares of common stock are owned by Edison International.

Preferred Stock

The Southern California Edison board of directors or a committee of our board of directors may authorize the preferred stock to be issued from time to time as one or more series of cumulative preferred stock or $100 cumulative preferred stock. For each new series of preferred stock, the board of directors or a committee of our board of directors, within the limitations and restrictions stated in Article Sixth of the articles of incorporation, may fix the number of shares, dividend rights, dividend rate, including fixed and variable rates, conversion rights, voting rights (in addition to the voting rights provided in the articles of incorporation), rights and terms of redemption (including sinking fund provisions), redemption price or prices and voluntary liquidation preferences. We will set forth in a prospectus supplement the terms of each series of preferred stock offered through this prospectus.

Preference Stock

The articles of incorporation authorize our board of directors or a committee of our board of directors, from time to time, in one or more series, and without further shareholder action, to provide for the issuance of up to 50,000,000 shares of preference stock, no par value. For each new series of preference stock, the board of directors or a committee of our board of directors may fix the number of shares, dividend rights, dividend rate, including fixed and variable rates, conversion rights, voting rights (if any), rights and terms of redemption (including sinking fund provisions), redemption price or prices and voluntary liquidation preferences. We will set forth in a prospectus supplement the following terms of each series of preference stock offered through this prospectus:

•	the designation of the series;

•	the total number of shares being offered;

•	the general or special voting rights of such shares, if any;

•	the price or prices at which shares will be offered and sold;

•	the dividend rate (including any step-up or step-down), period and payment date or method of calculation applicable to the preference stock;

•	the date from which dividends on the preference stock accumulate, if applicable

•	whether the dividend rate is fixed or variable;

•	any mandatory or optional sinking fund, purchase fund or similar provisions, if any;

•	the terms and conditions, if applicable, upon which the preference stock will be convertible into common stock, including the conversion price (or manner of calculation)

•	the dates, prices and other terms of any optional or mandatory redemption;

•	the relative ranking and preferences of the preference stock as to dividend rights and rights upon liquidation (whether voluntary or involuntary), dissolution or winding up of our affairs;

•	any liquidation preferences;

•	the procedures for auction and remarketing, if any, of the shares;

•	any listing of the shares on a securities exchange; and

•	any other specific terms, preferences, rights, limitations or restrictions.

Rank of the Preference Stock

Unless we state otherwise in a prospectus supplement, all series of preference stock will rank equally as to dividends and payments upon liquidation, dissolution or winding up. The preference stock ranks junior to all of the preferred stock and senior to all common stock.

Distribution Rights

A prospectus supplement will describe the circumstances relating to distributions on our preference stock. Holders of our preference stock of each series will be entitled to receive distributions, when, as, and if declared by our board of directors, out of our assets legally available for payment to shareholders. These distributions may be cash distributions or distributions in kind or in other property. The prospectus supplement will describe the rates of the distributions and the dates we will make distributions. Each distribution shall be payable to holders of record on such record date as shall be fixed by our board of directors. Dividends on any series of preference stock being offered may be cumulative or non-cumulative. Distributions on any series of preference stock, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement.

Whenever dividends on any shares of the preferred stock are in default, we may not:

•	pay or declare any dividend on the preference stock or common stock, except a dividend payable in preference stock or common stock; or

•	purchase or redeem any shares of preference stock or common stock, except with the proceeds of any sale of shares of preference stock or common stock.

The first mortgage bond indenture securing Southern California Edison’s first mortgage bonds provides, in substance, that Southern California Edison cannot pay any cash dividends except out of surplus at December 31, 1921, and out of earnings since then. None of Southern California Edison’s present earnings reinvested in the business are restricted by this provision. Southern California Edison does not expect this provision to have any adverse effect on its ability to pay dividends on the preference stock.

Voting Rights

Holders of preference stock will not have any voting rights, except as required by law or as indicated in the applicable prospectus supplement.

Liquidation Rights

If we liquidate, dissolve or wind up our affairs, then, before we make distributions to holders of common stock or any other class or series of shares of our capital stock ranking junior to the preference stock in the distribution of assets, the holders of each series of preference stock shall be entitled to receive liquidating distributions out of our assets legally available for distribution to shareholders. We will make liquidating distributions in the amount of the liquidation preference set forth in the applicable prospectus supplement plus an amount equal to all accumulated and unpaid distributions. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of preference stock will have no right or claim to any of our remaining assets.

If we liquidate, dissolve or wind up and we do not have enough legally available assets to pay the amount of the liquidating distributions on all outstanding shares of preference stock and other classes of capital stock ranking equally with the preference stock in the distribution of assets, then the holders of the preference stock and all other such classes or series of shares of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Redemption

A prospectus supplement may provide that the preference stock will be subject to mandatory redemption or redemption at our option, in whole or in part. The prospectus supplement will describe the terms, the times and the redemption prices of the preference stock.

Other Provisions

Holders of shares of preference stock will not have any preemptive rights. The preference stock, when issued, will be fully paid and nonassessable.

Registration and Transfer

We will select a transfer agent and registrar for the preference stock that we issue at the time of issuance.

EXPERTS

The financial statements of Southern California Edison Company as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 incorporated in this Prospectus by reference to the Current Report on Form 8-K of Southern California Edison Company dated August 14, 2009 and the financial statement schedule incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Southern California Edison Company for the year ended December 31, 2008 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

VALIDITY OF THE SECURITIES

The validity of the first mortgage bonds, debt securities, preferred stock and preference stock offered by this prospectus will be passed upon for Southern California Edison by Stephen E. Pickett, its Senior Vice President and General Counsel, or Barbara E. Mathews, its Vice President, Associate General Counsel, Chief Governance Officer and Corporate Secretary, and for any underwriters by their counsel.

Mr. Pickett and Ms. Mathews are salaried employees of Southern California Edison and earn stock-based compensation based on Edison International’s common stock. Additionally, they may hold Edison International stock-based interests through an employee benefit plan and can participate in an Edison International shareholder dividend reinvestment and stock purchase plan. They own no securities of Southern California Edison or the trusts.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports and proxy statements and other information at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling them at 1-800-SEC-0330.

The Securities and Exchange Commission also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Southern California Edison, that file electronically with the Securities and Exchange Commission. The address of that web site is http://www.sec.gov.

You may also review reports, proxy statements and other information about Southern California Edison at our offices at 2244 Walnut Grove Avenue, Rosemead, California 91770. You may view and obtain copies of some of those reports and other information on the web site maintained by Southern California Edison’s parent, Edison International, at http://www.edison.com.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You may obtain the full registration statement from the Securities and Exchange Commission or us, as indicated below. We filed forms or copies of the articles of incorporation, indentures and other documents establishing the terms of the offered securities as exhibits to the registration statement. Statements in this prospectus or any supplement about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

Incorporation by Reference

The rules of the Securities and Exchange Commission allow us to “incorporate by reference” into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede the earlier information. This prospectus incorporates by reference the documents listed below that we have previously filed or may file in the future with the Securities and Exchange Commission. These documents contain important information about Southern California Edison.

•	Our Annual Report on Form 10-K for the year ended December 31, 2008.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009.

•	Our Current Reports on Form 8-K filed March 16, March 19, April 24, June 23, and August 14, 2009.

•

The “Description of Registrant’s Securities to be Registered” on page 2 of our Registration Statement on Form 8-A dated February 13, 1999, which incorporates by reference the material appearing under the headings “Description of the Preferred Stock” in the prospectus dated February 21, 1990, and “Certain Terms of the New Stock” in the prospectus supplement dated January 21, 1992, contained in our registration statement on Form S-3 (Registration Number 33-33406).

•

All additional documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the end of the offering of the securities described in this prospectus. Those documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and proxy statements mailed to our shareholders.

Upon request, we will provide a copy of any of these filings without charge to each person to whom a copy of this prospectus has been delivered. You may request a copy of these filings by writing or calling us at:

Southern California Edison Company

2244 Walnut Grove Avenue

P.O. Box 800

Rosemead, California 91770

Attention: Corporate Governance

Telephone (626) 302-4008

Fax (626) 302-2050

Southern California

Edison Company

             Shares Series D Preference Stock

(Cumulative, $100 Liquidation Value)

PROSPECTUS SUPPLEMENT

March     , 2011

Joint Book-Running Managers

Citi

Goldman, Sachs & Co.

J.P. Morgan

Loop Capital Markets

Ramirez & Co., Inc.